SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HENRY BROS. ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

___________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________________________________________
(2)	Form, Schedule or Registration Statement No.: ____________________________________
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(4)	Date Filed: _______________________________________________________________

HENRY BROS. ELECTRONICS, INC.

17-01 Pollitt Drive
Fair Lawn, New Jersey 07410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 12, 2008

TO:	THE SHAREHOLDERS OF HENRY BROS. ELECTRONICS, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of HENRY BROS. ELECTRONICS, INC. (the “Company”), a Delaware corporation, will be held at the Company’s offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410, on Wednesday, November 12, 2008, at 10:00 a.m., Eastern Time, for the following purposes:

          1. To elect seven directors to serve, subject to the provisions of the By-laws, until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

          2. To consider and act upon a proposal to approve the selection of Amper, Politziner and Mattia, P.C. as the Company’s independent auditors for 2008, and;

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          The Board of Directors has fixed the close of business on October 13, 2008 as the record date for the meeting and only holders of shares of record at that time will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

By Order of the Board of Directors,

/s/ JAMES E. HENRY

James E. Henry Chairman of the Board

Fair Lawn, New Jersey October 13, 2008

IMPORTANT
IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS REQUESTED THAT
YOU INDICATE YOUR VOTE ON THE ISSUES ON THE ENCLOSED PROXY AND
DATE, SIGN AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

HENRY BROS. ELECTRONICS, INC.

17-01 Pollitt Drive
Fair Lawn, New Jersey 07410

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 12, 2008

Dated: October 13, 2008

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Henry Bros. Electronics, Inc., a Delaware corporation (the “Company”), in connection with its 2008 Annual Meeting of Shareholders to be held at the Company’s offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410 on Wednesday, November 12, 2008, at 10:00 a.m., Eastern Time, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

SOLICITATIONS

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

VOTING

If a proxy in the accompanying form is duly executed and returned, the shares represented by the Proxy will be voted as directed. If no direction is given, the shares represented by the Proxy will be voted for the election of the seven nominees named herein as directors and to ratify the appointment of Amper, Politziner and Mattia, P.C. as the Company’s independent auditors for 2008. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the meeting.

The Board does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate director nominees. In the event that any other matter should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

The record date with respect to this solicitation is the close of business on October 13, 2008 and only shareholders of record at that time will be entitled to vote at the meeting. The shares represented by all validly executed proxies received in time to be taken to the meeting and not previously revoked will be voted at the meeting. This proxy statement and the accompanying proxy were mailed to you on or about October 13, 2008.

Methods of voting:

          If you are the record holder:

•

By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on November 12, 2008.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

          If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on October 13, 2008.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

PRINCIPAL OFFICE

The principal executive office of the Company is 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, and its telephone number is (201) 794-6500.

QUORUM AND REQUIRED VOTE

The number of outstanding shares entitled to vote at the meeting is 5,959,532 common shares, par value $.01 per share. Each common share is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock shall constitute a quorum. There is no cumulative voting. Assuming the presence of a quorum at the Annual Meeting:

Directors shall be elected by a plurality of the votes cast; and

The affirmative vote of a majority of the common shares present at the meeting and entitled to vote on each matter is required to ratify the selection of Amper, Politziner and Mattia, P.C., as the Company’s independent auditors for 2008.

Prior to the Annual meeting, we will select one or more inspectors of election for the meeting. Such inspector will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker non-votes are counted as present for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on one or more other matters at the meeting because it has not received voting instructions to so vote from the beneficial owner and does not have discretionary authority to so vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The persons named in the accompanying proxy will vote for the election of the following seven persons as directors, all are currently members of the Board, to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Unless directed otherwise, each proxy will be voted for the nominees named below. If a nominee becomes unable or declines to serve as a director at the date of the annual meeting, the persons named in the proxy card have the right to use their discretion to vote for a substitute. All of the nominees have consented to serve as directors if elected (ages are as of October 13, 2008).

Name	Age	Position with the Company	Director Since

James E. Henry	54	Chairman, Chief Executive Officer, Treasurer and Director	1999
Brian Reach	53	President, Chief Operating Officer, Secretary and Director	2004
Joseph P. Ritorto	77	Director	2002
Robert L. De Lia Sr.	60	Director	2004
David Sands	51	Director	2005
James W. Power	79	Director	2005
Richard D. Rockwell	53	Director	2007

James E. Henry co-founded the Company’s predecessor company in 1989 and served as President and Chief Executive Officer until December 2001 when he was elected Chairman of the Board. Mr. Henry continues to serve as Chief Executive Officer and is also the Company’s Treasurer. Mr. Henry graduated from the University of New Hampshire with a Bachelor of Science degree in electrical engineering. In addition to his other responsibilities, Mr. Henry has continued to design, install, integrate and market security and communications systems as well as manage the Company’s research and development.

Brian Reach, in addition to his prior duties, was named Chief Operating Officer in August 2006 and President in March 2007. Mr. Reach has been a member of the Company’s Board of Directors since February 2004 and has served as the Company’s Vice-Chairman since June 2004 and as its Secretary since November 2004. From September 1999 until April 2002, Mr. Reach was the Chief Financial Officer of Globix Corporation, a provider of application, media and infrastructure management services. Globix’s common stock is traded on the OTC Bulletin Board. From May 1997 to August 1999, Mr. Reach was the Chief Financial Officer of IPC Communications, a provider of integrated telecommunications equipment and services to the financial industry. During his tenure at IPC, Mr. Reach successfully guided IPC through its leveraged recapitalization and financially restructured IPC enabling it to invest in strategic acquisitions and next generation technologies. Prior to IPC, Mr. Reach was the Chief Financial Officer of Celadon Group, Inc. and Cantel Industries, Inc. Mr. Reach became a certified public accountant in 1980 and received his Bachelor of Science degree in accounting from the University of Scranton in 1977.

Joseph P. Ritorto has been a member of our Board since January 2002. Mr. Ritorto is the co-founder of First Aviation Services, Inc., which is located in Teterboro Airport, Teterboro, New Jersey and provides a variety of aviation support services. Mr. Ritorto has been an officer, in various capacities, of First Aviation Services since 1986. Mr. Ritorto sold First Aviation Services to a group led by Goldman Sachs in May 2008. From 1991, until he retired in May 2001, Mr. Ritorto served as the Senior Executive Vice President and Chief Operating Officer of Silverstein Properties, Inc. In this capacity, Mr. Ritorto’s responsibilities included overseeing operations and directing the lease administration of Silverstein owned and managed properties.

Robert L. De Lia, Sr. has been a member of our Board since May 2004. Currently, Mr. De Lia is vice president of TJ’s Motorsport, a privately held company dedicated to supplying quality motor sport products. From 2002 to 2003, Mr. De Lia was the President and Chief Executive Officer of Airorlite Communications, Inc., a company that specializes in designing, manufacturing and maintaining wireless communications equipment used to enhance and extend emergency radio frequency services and cellular communication for both fixed and mobile applications. In April 2004, a wholly-owned subsidiary of the Company purchased all of the issued and outstanding shares of stock of Airorlite Communications, Inc. From 1987 to 1999, Mr. De Lia was the President and Chief Executive Officer of Fiber Options, Inc. Mr. De Lia graduated from the New York Institute of Technology in 1969.

David Sands has been a member of our Board since 2005. Mr. Sands is a certified public accountant and a partner of Buchbinder Tunick & Company LLP where he is the head of the tax department. Mr. Sands is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. Mr. Sands has also lectured at the New York University Summer Continuing Education and the Foundation for Accounting Education Programs. Mr. Sands received a Bachelor of Science from SUNY at Buffalo and a Master of Science in Taxation from Pace University.

James W. Power has been a member of our Board since December 2005. Mr. Power is Chairman of AXIUM, Inc., a digital video recording company; Chairman of MDI, Inc, a Nasdaq listed provider of integrated access control and physical security products for government and commercial organizations; director of RAE Systems, Inc., a manufacturer of equipment used to detect weapons of mass destruction, hazardous materials and toxic chemicals; and the principal partner in J.W. Power & Associates. Mr. Power previously served as Chairman of the Board of InfoGraphic Systems Corp.; President and Chief Executive Officer of Martec\SAIC; President and Chief Executive Officer of Pinkerton Control Systems and has held senior executive positions with Cardkey Systems, Inc., Nitrol Corporation and TRW Data Systems. Previously, he has served as a director of National Semiconductor, ICS Corporation, and Citicorp Custom Credit and Citicorp Credit Services.

Richard D. Rockwell has been a member of our Board since December 2007 and has been Owner and Chairman of Professional Security Technologies LLC, a full service security systems integrator since 1996. Mr. Rockwell has been Owner and President of Main Security Surveillance, Inc. since 2005. From 1982 to 2003, Mr. Rockwell was Founder, Owner and Chief Executive Officer of Professional Security Bureau, Ltd. (“PSB”), a security guard services company. In 2003 PSB, with annual revenues in excess of $100 million, was divested to Allied Security. From 1997 through 2003, Mr Rockwell was co-founder and Chairman of TransNational Security Group, LLC (“TSG”). TSG afforded the member companies with opportunities for national sales and marketing, national contracting, and combined purchasing power. From 1998 through 2000 Mr. Rockwell was Chairman of NASCO, the National Association of Security Companies. From 1995 to 2005, Mr. Rockwell was founder and owner of PeopleVision, a full service advertising and display manufacturing company. Mr. Rockwell was vice president, legal affairs of Metropolitan Maintenance Company from 1981 to 1982 a publicly-traded company listed on the Boston stock exchange. Mr. Rockwell received a Bachelor of Arts from Ithaca College and a Juris Doctor from Western New England College of Law.

THE BOARD OF DIRECTORS IS RECOMMENDING THAT YOU VOTE FOR EACH OF THE SEVEN
NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

Appointment of Auditors for 2008

The Audit Committee has appointed Amper, Politziner and Mattia, P.C. as our independent auditors for 2008. We are not required to have the shareholders ratify the selection of Amper, Politziner and Mattia, P.C. as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Amper, Politziner and Mattia, P.C., but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Henry Bros. Electronics, Inc. and its shareholders.

Changes in Our Independent Auditors

On November 5, 2007, the Company notified Demetrius & Company, L.L.C. of its decision to dismiss Demetrius & Company, L.L.C. as the Company’s independent auditors.

Concurrently, the Audit Committee and the Board of Directors approved the engagement of Amper, Politziner and Mattia, P.C. as the Company’s independent auditors, effective upon notification to Demetrius & Company, L.L.C. of dismissal, and execution of an engagement letter. Amper, Politziner and Mattia, P.C. served as the Company’s independent auditors beginning with the quarter ended September 30, 2007.

During the period beginning January 1, 2005 through November 5, 2007 (the date Amper, Politziner and Mattia, P.C. was appointed), neither the Company nor anyone acting on the Company’s behalf consulted with Amper, Politziner and Mattia, P.C. regarding (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The reports of Demetrius & Company, L.L.C. on the Company’s financial statements for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During (1) the years ended December 31, 2006 and 2005, and (2) the period beginning January 1, 2007 through November 5, 2007, (the date of appointment of Amper, Politziner & Mattia, P.C.), there were no disagreements with Demetrius & Company, L.L.C. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Demetrius & Company, L.L.C., would have caused Demetrius & Company, L.L.C. to make reference to the matter in its report.

Representatives Amper, Politziner and Mattia, P.C. are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and available to respond to appropriate questions.

THE BOARD OF DIRECTORS IS RECOMMENDING A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF AMPER, POLITZINER AND MATTIA, P.C. AS OUR INDEPENDENT AUDITORS FOR
2008.

Fees Paid to Our Independent Auditors During 2007 and 2006

Audit Fees

The aggregate fees billed by Amper, Politziner & Mattia, P.C. for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K in 2007 and the review of the financial statements on Form 10-Q for the quarter ended September 30, 2007 were $144,200.

The aggregate fees billed by Demetrius & Company, L.L.C. for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K in 2006 and the reviews of the financial statements on Form 10-Q for the quarters ended March 30 and June 30, 2007 were $108,000.

Audit-Related Fees

The aggregate fees billed for audit-related services by Demetrius & Company, L.L.C. for the years ended December 31, 2007 and 2006 were approximately $2,200 in each of these years.

Audit related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions and review of registration statements.

Tax Fees

The aggregate fees billed for tax compliance, tax advice and tax planning rendered by Demetrius & Company, L.L.C. for the fiscal year ended December 31, 2007 was $0, and for the year ended December 31, 2006 was $22,500. The services comprising these fees include tax consulting and submitting tax returns.

All Other Fees

The aggregate fees billed for all other professional services rendered by Demetrius & Company, L.L.C. for the year ended December 31, 2007 was $15,000 and for the year ended December 31, 2006 was $12,047. These fees related to a 401(k) plan audit in 2007 and work performed on consents on Form S-8 Registrations in 2006.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee approved 100% of the fees paid to the principal accountant for audit-related, tax and other fees. The Audit Committee pre-approves all non-audit services to be performed by the auditor. The percentage of hours expended on the principal accountant’s engagement to audit the Company’s financial statements for the most recent year that were attributed to work performed by persons other than the principal accountant’s full-time, permanent employees was 0%.

GOVERNANCE OF THE COMPANY

Pursuant to the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board. The Board has determined that five of its members, Joseph P. Ritorto, Robert L. De Lia Sr., David Sands, James W. Power, and Richard D. Rockwell, are “independent,” as defined in the listing standards of NASDAQ Stock Market LLC (“NASDAQ”). During 2007, the Board held five meetings and the committees held a total of seven meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal year 2007.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established a compensation committee, an audit committee and a nominating committee.

Messrs. Power, Rockwell and Sands are the current members of the Audit Committee. Each member of the Audit Committee meets the financial literacy requirements of the NASDAQ. The Audit Committee is responsible for the appointment, compensation and oversight of the work of any independent auditor employed by the Company. The Audit Committee also reviews with the Company’s independent auditor the adequacy and effectiveness of the Company’s system of internal financial controls and accounting practices. The Audit Committee has adopted an Audit Committee Charter. This charter is available to the shareholders on our website, www.hbe-inc.com, and is also available in print to any stockholder upon written request to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Secretary. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee met four times during 2007. The Board has determined that Mr. Sands qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules and regulations governing the Audit Committee.

The Compensation Committee recommends to our Board the compensation to be paid to our officers and directors, administers our stock option plans and approves the grant of options under these plans. The Compensation Committee met three times during 2007. Messrs. Power, Ritorto and Rockwell are the current members of our Compensation Committee. The Company has not yet adopted a charter for the Compensation Committee.

Messrs. De Lia, Ritorto and Sands are the current members of our Nominating Committee. The Nominating Committee did not meet during 2007, but recommended to the Board each of the nominees who have been nominated for election to the Board at the 2008 Annual Meeting. The principal functions of the nominating committee are to: (i) develop policies on the size and composition of the Board of Directors; (ii) identify individuals qualified to become members of the Board of Directors and review candidates for Board membership; (iii) perform board performance evaluations on an annual basis and (iv) recommend a slate of nominees to the Board of Directors annually. The Board has adopted a written charter setting forth the functions of the Nominating Committee and providing direction as to nominating policies and procedures. This charter is available to the shareholders on our website, www.hbe-inc.com. The Nominating Committee’s charter is also available in print to any stockholder upon written request to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Secretary.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders or other persons. The Nominating Committee will consider all recommendations of director nominees in a like manner. The Company has no formal procedures pursuant to which stockholders may recommend nominees to our Board of Directors and the Board of Directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. Any stockholder desiring to suggest a Board nominee should send the name of such nominee for consideration to the attention of: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Secretary. Any such nomination must include:

•

As to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	The nominating stockholder’s name and address as they appear on our books, and the class and number of our shares beneficially owned by such stockholder.

COMMUNICATING WITH OUR DIRECTORS

Shareholders who wish to communicate with the Board or with specified members of the Board should do so by sending any communication to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Secretary.

Any such communication should state the number of shares beneficially owned by the shareholder making the communication. Our Secretary will forward such communication to the full Board or to any individual member or members of the Board to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION OF DIRECTORS

Directors who are also our employees receive no additional compensation for attendance at board meetings. Mr. Henry and Mr. Reach are the only members of the Board of Directors who are also employees. The Company’s non-employee directors receive a quarterly fee of $1,250 and an annual stock option grant to purchase 2,000 shares of the Company’s common stock at the closing share price on the day of the grant and $1,000 for attendance at each Board or Committee meeting. For the year ended December 31, 2007, all of our outside Directors, that is, Directors who are not employees or full-time consultants of the Company, each received compensation as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		Total ($)

Robert De Lia, Sr.	9,000	4,520	(3)	13,520
James W. Power	9,000	4,520	(4)	13,520
Joseph P. Ritorto	9,000	4,520	(5)	13,520
David Sands	9,000	4,520	(6)	13,520
Richard D. Rockwell (7)	—	—		—

(1) Outside Directors each receive a cash retainer at a rate of $5,000 per annum. The Company reimburses Directors for out-of-pocket expenses incurred travelling to Board of Director’s meetings.

(2) Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 for the fair value of the option granted to the named Director. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options refer to Note 10 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(3) At December 31, 2007, Mr. De Lia, Sr. held options to purchase 8,000 shares of Common Stock.

(4) At December 31, 2007, Mr. Power held options to purchase 6,000 shares of Common Stock.

(5) At December 31, 2007, Mr. Ritorto held options to purchase 8,000 shares of Common Stock.

(6) At December 31, 2007, Mr. Sands held options to purchase 6,000 shares of Common Stock.

(7) Mr. Rockwell was elected a Board member on November 14, 2007.

CODE OF CONDUCT AND CODE OF ETHICS

We have adopted a Code of Conduct which applies to our officers, directors and employees, and a Code of Ethics which applies to our senior financial officers. The codes are available in print to any stockholder upon written request to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Secretary.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of Henry Bros. Electronics, Inc.,

•	the independent auditor’s qualifications and independence,

•	the performance of the independent auditors of Henry Bros. Electronics, Inc., and

•	the compliance by Henry Bros. Electronics, Inc. with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of the internal controls of Henry Bros. Electronics, Inc. and the objectivity of its financial reporting. We discuss these matters with the independent auditors of Henry Bros. Electronics, Inc. and with appropriate Company financial personnel.

We regularly meet privately with the independent auditors who have unrestricted access to the committee.

We select, evaluate and, where appropriate, replace the independent auditor, and review periodically their performance, fees and independence from management.

Each of the Directors who serves on the committee is “independent” for purposes of the NASDAQ listing standards. That is, the Board of Directors has determined that none of Messrs. Sands, Power, and Rockwell has a relationship with Henry Bros. Electronics, Inc. that may interfere with his independence from Henry Bros. Electronics, Inc. and its management.

The Board has adopted a written charter setting out the audit related functions the committee is to perform. Upon recommendation by the Audit Committee, the Board amended and restated the charter effective November 8, 2007. The Board reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable regulations as they may be amended or modified in the future. The charter is available to shareholders on our website, www.hbe-inc.com.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

This year, we reviewed Henry Bros. Electronics, Inc.’s audited financial statements as of and for the year ended December 31, 2007, and met with both management and Amper, Politziner & Mattia, P.C., Henry Bros. Electronics, Inc.’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We have received from Amper, Politziner & Mattia, P.C. and discussed with them the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with Amper, Politziner & Mattia, P.C. any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in Henry Bros. Electronics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE:

          David Sands

          James W. Power

          Richard D. Rockwell

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers we explain all material elements of our executive compensation:

What are the objectives of our executive compensation programs?

Our corporate goal is to maximize our total return to our shareholders through share price appreciation. Towards this goal, we seek to compensate our executives at levels that are competitive with peer companies so that we may attract, retain and motivate highly capable executives. We also design our compensation programs to align our executives’ interests with those of our shareholders.

Our 2007 executive compensation, including stock option grants awarded for and in 2007, reflects our effort to realize these objectives.

What are the principal components of our executive compensation programs?

Overview: Our executive compensation programs consist of three principal components: (i) a base salary; (ii) annual bonuses; and (iii) stock option grants. The Company’s policy for compensating our executive officers is intended to provide significant annual long-term performance incentives. We describe each of these principal components below.

Relationship of the principal components: We have allocated the three principal components of our executive compensation programs in a manner that we believe optimizes each executive’s contribution to us. We have not established specific formulae for making the allocation.

Base Salary: We do not have employment agreements with any of our executives. Base salaries for executive officers are determined by evaluating a variety of factors, including the experience of the individual, the competitive marketplace for managerial talent, the Company’s performance, the executive’s performance, and the responsibilities of the executive. Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate.

Annual Bonus: Cash bonus awards are based on a variety of factors, including the individual performance of the executive and the Company’s performance.

Long-Term Incentive Compensation (Stock Options for Common Shares): The Compensation Committee believes that stock-based compensation arrangements are essential in aligning the interests of management and the stockholders. The Company’s 2002, 2006 and 2007 Stock Plan provides for the issuance of stock options to its executive officers and other employees. Stock options to purchase shares of the Company’s common stock are issued at an exercise price equal to the fair market value of such stock on the date immediately preceding the date on which the stock option is granted. These options typically vest over a three to five year period from the date of grant and are granted to the Company’s executive officers and other employees as a reward for past individual and corporate performance and as an incentive for future performance. The size of awards is determined by the Committee based on factors such as the executive’s position, individual performance and the Company’s performance.

What do we seek to reward and accomplish through our executive compensation programs?

We believe that our compensation programs, collectively, enable us to attract, retain and motivate high quality executives. We provide annual bonus awards primarily to provide performance incentives to our key employees to meet corporate performance objectives. Our corporate objectives are measured by sales increases, operating margins, net income and other items of performance as determined on an annual basis. We design long-term incentive awards primarily to motivate and reward key employees over longer periods. Through vesting and forfeiture provisions that we include in awards of stock options we provide an additional incentive to executives to act in furtherance of our longer-term interests. An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.

Why have we selected each principal component of our executive compensation programs?

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts. Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules.

How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our senior executives. The Committee exercises its judgment and discretion only after it has first evaluated the recommendations of our Chief Executive Officer and evaluated our corporate performance.

What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual bonuses and long-term incentive compensation that we provide our executive officers. We use or weight items of corporate performance differently in our annual bonus and long-term compensation awards and some items are more determinative than others.

Goals for executives in 2007 varied because the areas of responsibility of executives differ. Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue and operating profit, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the year end. The Compensation Committee makes awards of stock options on an ad hoc basis, but generally quarterly, following review of pertinent financial information and industry data. In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.

Over the past years our equity-based awards to executives have taken the form of stock options. The number of stock options subject to an award has been computed by taking into account the Company’s performance, the particular executive’s performance, our retention objectives, and other factors.

What factors do we consider in decisions to increase or decrease compensation materially?

Historically, we have generally not decreased the base salaries of our executive officers or reduced their incentive compensation targets due to individual performance. When an executive’s performance falls short of our expectations then we believe our interests are best served by replacing the executive with an executive who performs at the level we expect. The factors that we consider in decisions to increase compensation include the individual performance of the executive, responsibility of the executive and our corporate performance, as discussed above.

To what extent does our Compensation Committee consider compensation or amounts realizable from prior compensation in setting other elements of compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices. However, we design our equity awards so that its overall cost fell within a budgeted dollar amount and so that the awards would qualify for classification as equity awards under FAS 123R. Under FAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Generally, Section 162(m) has not had a significant impact on our compensation programs.

What are our equity or other security ownership requirements for executives and our policies regarding hedging the economic risk of share ownership?

We do not maintain minimum share ownership requirements for our executives. We do not have a policy regarding hedging the economic risk of share ownership.

To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?

While the Compensation Committee does not perform formal benchmarks, they do compare the elements of total compensation to compensation provided by knowledge gained in the industry.

Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

For non-executive officers, we have a policy that provides for a case-by-case review to determine if a recovery of an award is necessary if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. For executive officers, we have a policy that requires a recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award.

What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives. The Compensation Committee also relies on executive management to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements. The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executives. At meetings in 2007 the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments and annual bonus and stock option awards for our executive officers. Our Chief Executive Officer plays a significant role in determining the annual cash compensation of our executive officers. The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business. The Compensation Committee accepted these recommendations after concluding that the recommendations comported with the Committee’s objectives and philosophy and the Committee’s evaluation of our performance and industry data.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K. The Board accepted the Compensation Committee’s recommendation. This report is made by the undersigned members of the Compensation Committee:

James W. Power
Joseph P. Ritorto
Richard D. Rockwell

EXECUTIVE OFFICERS

Our Executive Officers are as follows (ages are as of October 13, 2008):

Name	Age	Position(s) with the Company

James E. Henry	54	Chief Executive Officer and Treasurer

Brian Reach	53	President, Chief Operating Officer, Secretary

John P. Hopkins	48	Chief Financial Officer

Brian J. Smith	54	Corporate Controller

Christopher Peckham	43	Chief Information Officer / Chief Security Officer

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

John P. Hopkins was appointed Chief Financial Officer in August 2006. Prior to joining the Company, Mr. Hopkins was Chief Financial Officer for Measurement Specialties from July 2002 to August 2006, was Vice President, Finance from April 2001 to July 2002, and was Vice President and Controller from January 1999 to March, 2001, with Cambrex Corporation, a provider of scientific products and services to the life sciences industry. From 1988 to 1998, he held various senior financial positions with ARCO Chemical Company, a manufacturer and marketer of specialty chemicals and chemical intermediates. Mr. Hopkins is a Certified Public Accountant and was an Audit Manager for Coopers & Lybrand prior to joining ARCO Chemical. Mr. Hopkins holds a B.S. in Accounting from West Chester University, and an M.B.A. from Villanova University.

Brian J. Smith was appointed Corporate Controller in April 2007. Prior to joining the Company, Mr. Smith was VP-General Manager NetVersant of New York, a provider of voice and data system infrastructure from 2002. From 1991 to 2002 Mr. Smith held various senior financial positions with Insilco Technologies, a manufacturer and distributor of electronic components. Mr. Smith is a Certified Public Accountant and was and began his career as an auditor for KPMG Peat Marwick. Mr. Smith holds a B.S. in Accounting from Fordham University.

Christopher Peckham was appointed Chief Information Officer / Chief Security Officer in September 2007. Prior to joining the Company, Mr. Peckham was Director of Operations with Sungard Higher Education from 2003. From 1999 to 2003, Mr. Peckham served in several VP positions at Globix Corporation in the areas of Network and Systems Engineering, Operations, and Information Technology. Prior to that, he held positions in networking and systems at Icon CMT, PFMC, and NJIT. Mr. Peckham received the B.S., M.S., and Ph.D. degrees in electrical engineering from the New Jersey Institute of Technology and a MBA from Rutgers University.

For officers who are also Directors, we refer you to their biographical information at page 4 above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the annual compensation for the years ended December 31, 2007 and 2006 for our principal executive officer (“PEO”), principal financial officer (“PFO”) and our most highly compensated executive officers other than our PEO and our PFO for the year ended December 31, 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other compensation ($) (2)	Total ($)

James E Henry, Chairman, Chief Executive Officer, Treasurer and Director	2007	174,148	—	—	—	174,148
	2006	130,680	—	—	—	130,680
Brian Reach, President, Chief Operating Officer, Secretary and Director (3)	2007	173,019	—	10,626	—	183,645
	2006	72,000	—	42,363	—	114,363
John P. Hopkins, Chief Financial Officer (4)	2007	175,000	—	31,879	—	206,879
	2006	69,000	—	13,283	—	82,283
Brian J. Smith (5)	2007	100,223	—	12,035	—	112,258
Christopher Peckham (6)	2007	36,058	—	5,407	—	41,465

(1) Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 for the fair value of the option granted to the named executive officer. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options refer to Note 10 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(2) Less than $10,000

(3) Effective August 8, 2006, Mr. Reach assumed the position of Chief Operating Officer. Effective March 23, 2007, Mr. Reach assumed the additional position of President.

(4) Effective August 8, 2006, Mr. Hopkins became the Chief Financial Officer.

(5) Effective April 14, 2007 Mr. Smith became the Corporate Controller.

(6) Effective September 10, 2007 Mr. Peckham became the Chief Information Officer / Chief Security Officer.

Grants of Plan-Based Awards in 2007.

The following table contains information related to the grant of stock options under our existing stock option plans issued by us during 2007 to executive officers named in the Summary Compensation Table with awards disclosed on a grant-by-grant basis:

							Grant Date Fair Value of Stock and Option Awards
		Estimated Future payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards

	Grant Date	Threshold	Target	Maximum

Name	(1)	(#)	(#)	(#)		($/Sh)	($) (2)

James E. Henry	—	—	—	—		—	—

Brian Reach	—	—	—	—		—	—

John P. Hopkins	—	—	—	—		—	—

Brian J. Smith	5/14/2007	—		40,000	(3)	4.26	69,636

Brian J. Smith	11/8/2007	—	—	10,000	(4)	4.11	16,655

Christopher Peckham	9/11/2007	—	—	50,000	(5)	4.65	92,697

(1) Represents grants under the Company’s 2002 Stock Option Plan.

(2) Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 for the fair value of the option granted to the named executive officer. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options refer to Note 10 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(3) Represents grant of 40,000 incentive stock options which vests in five equal installments of 8,000 on May 14, 2008, 2009, 2010, 2011, and 2012, respectively.

(4) Represents grant of 10,000 incentive stock options which vests in five equal installments of 2,000 on November 14, 2008, 2009, 2010, 2011, and 2012, respectively.

(5) Represents grant of 50,000 incentive stock options which vests in five equal installments of 10,000 on September 11, 2008, 2009, 2010, 2011, and 2012, respectively.

Outstanding Equity Awards at December 31, 2007.

The following table contains information concerning unexercised options held as of December 31, 2007 by the executive officers named in the Summary Compensation Table:

	Option Awards

Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

James E. Henry	—		—		—	—	—
Brian Reach	100,000	(1)	—		—	7.10	5/31/2009
Brian Reach	10,000	(2)	40,000	(2)	—	3.71	8/8/2012
John P. Hopkins	30,000	(3)	120,000	(3)	—	3.71	8/8/2012
Brian Smith	—		40,000	(4)	—	4.26	5/14/2013
Brian Smith	—		10,000	(5)	—	4.11	11/8/2013
Christopher Peckham	—		50,000	(6)	—	4.65	9/11/2013

(1) Represents grant of 100,000 incentive stock options which vests equally in 25 monthly installments of 4,000, with the installment vesting on June 30, 2004.

(2) Represents grant of 50,000 incentive stock options which vests in five equal installments of 10,000 on August 8, 2007, 2008, 2009, 2010, and 2011, respectively.

(3) Represents grant of 150,000 incentive stock options which vests in five equal installments of 30,000 on August 8, 2007, 2008, 2009, 2010, and 2011, respectively.

(4) Represents grant of 40,000 incentive stock options which vests in five equal installments of 8,000 on April 13, 2008, 2009, 2010, 2011, and 2012, respectively.

(4) Represents grant of 10,000 incentive stock options which vests in five equal installments of 2,000 on November 8, 2008, 2009, 2010, 2011, and 2012, respectively.

(4) Represents grant of 50,000 incentive stock options which vests in five equal installments of 10,000 on September 11, 2008, 2009, 2010, 2011, and 2012, respectively.

BENEFICIAL OWNERS OF HENRY BROS. ELECTRONICS COMMON STOCK

The table that follows sets forth, as of October 1, 2008 certain information regarding beneficial ownership of our common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our directors, each of our officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. Unless otherwise indicated, the business address for each of the named individuals is Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

          The applicable percentage of ownership is based on 5,959,532 shares outstanding as of October 1, 2008.

Name address and title of beneficial owner	Number of shares beneficially owned	Percentage of Common Stock Beneficially Owned

James E. Henry, Chairman, Chief Executive Officer, Treasurer and Director	1,323,806	22.2%

Brian Reach, President, Chief Operating Officer, Secretary, and Director (1)	220,000	3.7%

John P. Hopkins, Chief Financial Officer (2)	64,500	1.1%

Brian J. Smith, Corporate Controller (3)	10,000	*

Christopher Peckham, Chief Information Officer / Chief Security Officer (4)	10,000	*

Robert De Lia, Sr., Director (5)	66,694	1.1%

James W. Power, Director (6)	10,000	*

Joseph P. Ritorto, Director (7)	52,000	*

David Sands, Director (8)	10,000	*

Richard D. Rockwell (9)	2,028,500	34.0%

All executive officers and directors as a group (10 persons) (10)	3,795,500	63.7%

* Less than 1%

(1) The amount shown for Mr. Reach includes a currently exercisable option to purchase 100,000 shares of the Company’s Common Stock at a price of $7.10 per share and a currently exercisable option to purchase 20,000 shares of the Company’s Common Stock at a price of $3.71 per share.

(2) The amount shown for Mr. Hopkins includes a currently exercisable option to purchase 60,000 shares of the Company’s Common Stock at a price of $3.71 per share.

(3) The amount shown for Mr. Smith includes a currently exercisable option to purchase 8,000 shares of the Company’s Common Stock at a price of $4.26 per share and 2,000 shares of the Company’s Common Stock at a price of $4.11 per share.

(4) The amount shown for Mr. Peckham includes a currently exercisable option to purchase 10,000 shares of the Company’s Common Stock at a price of $4.65 per share.

(5) The amount shown for Mr. De Lia, Sr. includes four currently exercisable options to purchase 2,000 shares each of the Company’s Common Stock at a price of $7.19, $4.90, $3.33 and $4.65 per share, respectively, and one currently exercisable option to purchase 4,000 shares of the Company’s Common Stock at a price of $5.60 per share.

(6) The amount shown for Mr. Power includes three currently exercisable options to purchase 2,000 shares each of the Company’s Common Stock at a price of $6.08, $3.33, and $4.65 per share, respectively, and one currently exercisable option to purchase 4,000 shares of the Company’s Common Stock at a price of $5.60 per share.

(7) The amount shown for Mr. Ritorto includes four currently exercisable options to purchase 2,000 shares each of the Company’s common stock at $7.19, $4.90, $3.33, and $4.65 per share, respectively, and one currently exercisable option to purchase 4,000 shares of the Company’s Common Stock at a price of $5.60 per share.

(8) The amount shown for Mr. Sands includes three currently exercisable options to purchase 2,000 shares each of the Company’s Common Stock at a price of $4.90, $3.33, and $4.65 per share, respectively, and one currently exercisable option to purchase 4,000 shares of the Company’s Common Stock at a price of $5.60 per share.

(9) The amount shown for Mr. Rockwell includes a currently exercisable option to purchase 2,000 shares of the Company’s Common Stock at a price of $5.60.

(10) The amount shown includes currently exercisable options to purchase 200,000 shares of the Company’s common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2007 and 2006, the Company had revenues of $546,375 and $678,138, respectively, associated with an integrated security systems project with First Aviation Services, Inc. (“First Aviation”). Joseph P. Ritorto, a member of our Board of Directors since January 2002, is co-founder of First Aviation. The Board of Directors reviewed and approved the scope of work between the Company and First Aviation before work commenced.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, for the year ended December 31, 2007, based solely on a review of the copies of such reports furnished to the Company and representations by these individuals that no other reports were required during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners have been timely filed.

SHAREHOLDER PROPOSALS – 2009 ANNUAL MEETING

Proposals by any shareholder intended to be included in the Proxy Statement for the Annual Meeting of Shareholders to be held in the year 2009 must be received at the principal executive offices of the Company on or before February 28, 2009.

UNDERTAKING

The Company is providing without charge to each person solicited by this proxy statement a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 including the financial statements and financial statement schedules required to be filed with the Securities and Exchange Commission for the Company’s most recent fiscal year.

By Order of the Board of Directors,

/s/ JAMES E. HENRY

James E. Henry
Chairman of the Board

▼FOLD AND DETACH HERE ▼

P R O X Y	HENRY BROS. ELECTRONICS, INC.
PROXY —— ANNUAL MEETING OF SHAREHOLDERS — WEDNESDAY, NOVEMBER 12, 2008

          The undersigned shareholder of Henry Bros. Electronics, Inc. (the “Company”) hereby appoints James E. Henry and Brian Reach and each of them, the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated herein, all the common shares of the Company standing in the name of the undersigned at the close of business on October 13, 2008 at the Annual Meeting of Shareholders of the Company to be held at the Company’s offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410 at 10:00 a.m., Eastern Time, on Wednesday, November 12, 2008, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposals, as more fully described in the Proxy Statement for the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS AND FOR THE ABOVE PROPOSALS UNLESS OTHERWISE INDICATED.

[Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.]

▼ PLEASE FILL IN THE BELOW, SIGN AND DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. ▼

Please mark boxes [O] or [X] in blue or black ink.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors. Nominees for Directors are: James E. Henry Brian Reach Robert L. De Lia Sr. James W. Power Joseph P. Ritorto David Sands Richard D. Rockwell	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY only for those nominees whose name(s) I have crossed out below ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	2. 3.

Proposal to approve the selection of Amper, Politziner and Mattia, P.C. as the Company’s independent auditors for the year ending December 31, 2008.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

						☐ ☐	☐ ☐	☐ ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Dated:	, 2008 Signature of Shareholder	Signature of Joint Shareholder

SIGNATURE(S) should be exactly as the name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.